CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form SB-2/A dated February 26, 2007, of Neah Power Systems, Inc. ("the Company"), a Nevada corporation formerly named Growth Mergers, Inc., of our report dated February 22, 2007, on our audit of the consolidated financial statements of the Company. Those financial statements include the Company's wholly-owned subsidiary, Neah Power Systems, Inc., a Washington corporation that the Company acquired in a reverse merger on March 9, 2006. Such financial statements comprise consolidated balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended.

Our report contains an explanatory paragraph that states that the Company has experienced recurring losses from operations. This condition raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our firm under the caption "Experts."

/S/ PETERSON SULLIVAN PLLC

February 26, 2007
Seattle, Washington